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                                  EXHIBIT 99.1

                           CFX CORPORATION COMPLETES

                                SAFETY FUND AND

                          MILFORD CO/OPERATIVE MERGERS

KEENE, NH, JULY 1, 1996 -- CFX CORPORATION (AMEX: CFX) ANNOUNCED THAT IT COMPLETED ITS MERGERS WITH THE SAFETY FUND CORPORATION AND MILFORD CO/OPERATIVE BANK.

    Pursuant to the definitive agreements, each of Safety Fund's 1,665,000 outstanding and Milford's 689,000 outstanding shares of common stock were converted into 1.7 shares and 2.6446 shares, respectively, of the Company's common stock, resulting in the issuance of 2,831,000 shares and 1,823,000 shares, respectively, of the Company's common stock to Safety Fund and Milford shareholders. Cash will be paid in lieu of issuing fractional shares.

    The  Milford   Co/operative  was   a  state-chartered   co/operative   bank,
headquartered in Milford, New Hampshire. Milford was merged into CFX's New Hampshire banking subsidiary, CFX Bank in the merger.

    The Safety Fund Corporation was a bank holding company headquartered in Fitchburg, Massachusetts. Safety Fund's subsidiary bank, Safety Fund National Bank, will continue to operate as a subsidiary of CFX.

    Both the Safety Fund and Milford mergers will be accounted for by the pooling-of-interests method of accounting.

    Peter J. Baxter, President and Chief Executive Officer of CFX Corporation said, "We welcome the shareholders, customers and employees of Safety Fund and Milford to the CFX family of community banks. As a combined company, all customers will share in the many benefits of a larger and more diversified community banking company."

    CFX Corporation is a multi-bank holding company with total assets of $1.4 billion following the mergers. The Company's three banking subsidiaries are CFX Bank, headquartered in Keene, New Hampshire, Orange Savings Bank, headquartered in Orange, Massachusetts, and The Safety Fund National Bank, headquartered in Fitchburg, Massachusetts. CFX Mortgage, Inc., CFX Bank's mortgage banking subsidiary, services approximately $686 million in mortgage loans for others. The Company operates 41 full service offices, 2 loan production offices, and 61 automated teller and remote service banking locations in New Hampshire and north central Massachusetts, and operates a trust division with $349 million in assets under management.

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